                                                                    Exhibit 21.1


                      SUBSIDIARIES OF CLICK COMMERCE, INC.

Click Commerce BV, a wholly owned subsidiary organized in the Netherlands

Click Commerce Ltd., a wholly owned subsidiary organized in the United Kingdom

Click Commerce GmbH, a wholly owned subsidiary organized in Germany